Exhibit 99.2

Conference Call Script August 16, 2006

John Springer: Thanks [insert operator’s name] and good morning everyone.

With me on the call today are SIRVA’s CEO Brian Kelley; and Mike Kirksey, SIRVA’s senior vice president and CFO.

If you haven’t seen the news release we issued last night, you can find it at our SIRVA.com web site.  In addition, we have filed both the press release and the script for this call with the SEC in a current report on Form 8-K.

Before we begin I have to mention that certain statements made on the call today may be considered to be projections or “forward looking” statements.  Words such as “expects,” “believes,” “anticipates,” “plans,” “will,” “estimates,” “projects,” or variations of such words are generally part of forward-looking statements.  These statements are just predictions based on management’s current expectations and beliefs about future developments and their potential effects on our business, and these statements involve risks and uncertainties such that actual results may differ materially.  I’d like to refer you to the statement about forward-looking information contained in yesterday’s news release as well as the caption “Business-Business Risks” and other risks described in our 2004 Annual Report on Form 10-K.

In addition, during today’s call, we will be using certain non-GAAP financial measures, which should be considered in addition to, and not in lieu of, GAAP measures.  The required disclosures, including explanation of the non-GAAP measures and reconciliation of these non-GAAP measures with their most directly comparable GAAP measures are provided in yesterday’s release.

With that, I’ll turn the call over to SIRVA CEO Brian Kelley.

Brian Kelley:  Thank you John, and good morning everyone.

In May, we told you that our two primary goals for 2006 were to become current with our financial filings as quickly as possible and to aggressively drive operating improvements to improve financial performance across our businesses.  Mike Kirksey, our CFO, will address our progress in becoming current with our filings later in the call.  I’ll focus my comments on the progress we are making operationally across all of our business segments, which we expect will lead to 2006 earnings growth, despite what is a more challenging housing market here in the US.

Let me begin by providing an update on the current market. It’s clear that the US housing market has continued to exhibit the same characteristics we described in May … reduced volumes and longer days on market.  These trends have become more pronounced in the first half of this year.  While we obviously can’t control the velocity and direction of the US real estate market, we can, and have focused on those operating levers that can help us: 1) mitigate the impact of the current market slowdown on our financial performance, and 2) continue to generate the productivity and efficiency that can translate our relocation marketplace advantage into consistent profitable growth.

 We’ve made progress on both of these fronts in the first half of 2006 — so let me update you on our operating progress by business segment.

Global Relocation

In the first six months of 2006, our total initiations were up about 11% versus a year ago, driven by an approximate 26% increase in Fixed Fee initiations.  This velocity increase has been driven primarily by the large number of new client wins we secured last year.  This year, we’ve continued to win new clients (like the large Dept of Defense win we announced previously and other large corporate wins), and we expect to see a velocity increase in initiations from these wins late this year and into 2007.

However, the pace of closings is slower due to the current market environment, with total closings flat to last year through the first 6 months of 2006.

While the market is clearly more difficult, we still expect to increase both revenue and operating income in our Relocation business this year because of a number of actions we’ve already taken:

1)                  First, we’ve reduced costs, as we said we would in our May call.  We expect total G&A costs to be down about 10% for the full year in our Relocation business.

2)                  Second, we continue to sharpen our risk management practices to minimize the number of homes that enter our inventory, and sell them quickly if they do.  And while we expect to see about 20% of closings enter our inventory for the full year versus 16% in 2005, we are developing even stronger process capability across the Company in understanding risk by geography, home value, and product type.

3)                  These risk management improvements allow us to continue to optimize our fixed fee economics with our current clients and with the new clients we win in the marketplace.

4)                  Fourth, we’ve made steady progress in working with our supplier partners (realtors, appraisers and movers) to reduce overall relocation costs for our clients.  This continual cost reduction is fundamental to our strategy since our fixed fee product has been and must always be the lowest-total cost relocation solution in the market — while still offering the excellent quality we’ve always delivered.  This is our fundamental market advantage and it’s why we’ll continually push for significant supply chain productivity.

So, while we clearly face a challenging real estate market, we’re confident we are taking all the right actions to deliver service level excellence to our clients and maximize our financial results.

US Moving

The US moving industry is impacted by the same real estate market forces we’ve been describing.  Shipment volumes are down 9% through the first six months of 2006, in line with industry volume.  This is being partially offset by a modest increase in revenue per shipment.  We expect G&A cost reductions and better capacity and claims management will allow our US moving business to increase operating income this year despite the tough market.

Europe Moving

Europe continues to make significant performance improvements in 2006, led by the UK.  We expect major cost reduction actions from 2005, combined with a modestly improving UK moving market, will generate operating income improvement of more than $20 million for Europe in 2006.

In summary, we are executing on the key priorities we described in May to address the controllable levers in our business while we weather the difficult market.  We expect these actions to improve our performance in 2006 and position us well for the future.

Now, let me turn it over to Mike Kirksey to give you an update on our filing progress.

Mike Kirksey:  Thanks, Brian.

The finance team is putting forth extensive efforts to put the Company back in a current filing status. Let me give you some perspective on the magnitude of that undertaking.

In our previous press release, we mentioned $2.3 million of items recorded in 2005 that represented charges applicable to many prior periods that the Company deemed to be immaterial. In consultation with our auditors, we concluded it was appropriate to record these items in the periods in which they belong, representing thirteen different reporting periods dating from 2004 to before 2001.

This is a large undertaking that affects all of the MD&A, footnote disclosures, as well as the financial statements. To revise the 2004 10-K for these items alone required 3 weeks of effort. The result was that 2004 net income changed by $0.5 million (less than 1%), but EPS did not change. 2003 net income changed by $1 million (or 2¢ per share). The remaining adjustments were to 2002 and prior periods.

Regarding our 2005 results, a substantial portion of the adjustments we have made since our May conference call relate to reserve and accrual true-ups that we made as a result of now having perfect hindsight into 2005. This involved reviewing every accrual in 2005, including each home that came into inventory in 2005 and determining its ultimate disposition (gain or loss) throughout 2005 and 2006.

These true-ups normally would flow through the current quarter when they’d become known. Over the next two weeks, the 2004 10-K/A, the 2005 10-Qs, and the 2005 10-K will all receive their final internal preparation and begin the final review process.

I would like to mention the non-cash charge we recorded to provide an allowance for our deferred tax assets. The accounting rules are subjective, and in certain ways narrow, on the guidance of evaluating the necessity of a reserve against deferred tax assets. The accounting rules tend to put more weight on the recent past than the future earnings potential of the Company when setting forth guidance in this area.

As a result, the Company decided to provide this reserve in 2005. This represents a non-cash charge of approximately $118 million included in income taxes. The accounting literature also directs companies to reverse this allowance (and therefore report a large income item) at such point in the future when the realization of this benefit becomes more probable.

There is nothing more important in our financial reporting function than finalizing our financial statements. We are now starting to work on the 2006 quarterly financials and hope to be caught up within the fourth quarter of this year. The fact of the matter is, when you combine sales of businesses, discontinued operations, perfect hindsight, very diligent internal and external review procedures, and small adjustments to several prior periods, it just takes longer to get completed than one would expect.

Regarding the 2005 results, we have covered most of the points in our May 16th conference call discussing our results for the nine months ended September 30, 2005. At that time, we disclosed a full year 2005 pro forma EBITDA range of approximately $42 to $47 million. The preliminary unaudited financial statements included in our press release reflect full year 2005 pro forma EBITDA of approximately $44.7 million, in the middle of the range. By segment, this 2005 pro forma EBITDA was approximately $34 million for Global Relocations, approximately $29 million for NA Moving Services, approximately $(5) million for Europe/Asia Pacific and approximately $(13) million for Corporate.

Now I would like to turn it back over to Brian for some closing comments.

Brian Kelley:  We appreciate your continued interest in, and support of, SIRVA.

We are taking the right steps to become current in our financial reporting as quickly as possible. Our business segments are focused everyday on serving our clients and improving our operating performance.  These actions, in combination with the marketplace success we continue to experience, position us well for future profitable growth. Thank you.

We’d now be happy to take any questions you may have.